UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 16, 2006

Shoe Pavilion, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-23669	94-3289691
(State of other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

13245 Riverside Drive, Suite 450
Sherman Oaks, California    91423
(Address of principal executive offices including zip code)

(818) 907 9975
(Registrant's telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

     On June 16, 2006, Shoe Pavilion, Inc. held its Annual Stockholders Meeting. Denise A. Ellwood, who served on the Board of Directors since 2001, and David H. Folkman, who served as a director since 1997, did not stand for reelection. This decision was not the result of any disagreement between the Company and either of Ms. Ellwood or Mr. Folkman. At the Annual Meeting, the stockholders elected Ann Iverson, Randy Katz and Mark J. Miller to serve as directors. They also reelected Dmitry Beinus and Peter Hanelt as directors. The election and certain information regarding the new directors was announced in a press release dated June 16, 2006, which is the subject of Item 8.01 below. Ms. Iverson will serve on the Audit Committee and will be Chairman of the Compensation Committee. Mr. Katz will serve on the Audit Committee and the Nominating Committee. Mr. Miller will serve on the Compensation Committee and the Nominating Committee.

Item 5.03    Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

     On May 18, 2006, the Board of Directors adopted an amendment to its By-laws to increase the number of votes that must be present in person or by proxy to constitute a quorum for meetings of stockholders. Under the revised By-laws provision, a majority of the outstanding shares entitled to the vote at the meeting constitutes a quorum, rather than one-third of the outstanding shares.

Item 8.01    Other Events

     On June 16, 2006, the Company issued a press release announcing the results of its annual shareholders' meeting.

     A copy of the June 16, 2006 press release is attached hereto as Exhibit 99.1.

Item 9.01.    Exhibits.

Exhibit	Description
99.1	Press Release dated June 16, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: June 19, 2006

Shoe Pavilion, Inc.

By: /s/ Neil T. Watanabe

Neil T. Watanabe
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description
99.1	Press Release of Shoe Pavilion, Inc. issued June 16, 2006 Also provided in PDF format as a courtesy.